Exhibit 99.1

Implant Sciences Extends Credit Agreements with DMRJ Group LLC and Converts a Portion of Credit Line Into Convertible Term Loan

Wilmington, MA – September 5, 2012 – Implant Sciences Corporation (OTCQB:IMSC) (OTCPK:IMSC), a high technology supplier of systems and sensors for homeland security markets, today announced that it has renegotiated its credit agreements with its senior secured lender, DMRJ Group LLC.

DMRJ has agreed to extend the maturity of all Implant Sciences' indebtedness to March 31, 2013 and has agreed to convert $12 million of its existing $23 million line of credit with Implant Sciences into a senior secured convertible promissory note that is convertible into a new Series H Convertible Preferred Stock. The Series H Convertible Preferred Stock is convertible into Implant Sciences’ common stock at a price of $1.09 per share.  Detailed information on additional terms of the extension can be found in the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission by September 11, 2012.

DMRJ Managing Director David Levy commented, “Implant Sciences continues to solidify its position as an emerging leader in the Explosives Trace Detection market.  The Company has attracted top industry talent, built an international sales presence and is moving through the regulatory process. Renegotiating a portion of our line of credit with Implant Sciences into a term loan that is convertible into equity in the Company clearly shows our confidence in the continued success of Implant Sciences.”

Implant Sciences’ President and CEO Glenn D. Bolduc added, "Once again, DMRJ has shown confidence in Implant Sciences and our future.  We have been partners for over three years and we appreciate their continued support.”  Mr. Bolduc continued, “This transaction is a first step in positioning us to materially improve our balance sheet and strength as a publicly traded company.”

About the Quantum Sniffer™ QS-H150 Handheld Explosives Trace Detector

The Quantum Sniffer QS-H150 utilizes Ion Mobility Spectrometry (IMS) technology, providing fast, accurate detection of trace amounts of a wide variety of military, commercial, and homemade explosives. Built with no radioactive materials and featuring a low-maintenance, self-calibrating, and self-clearing design, the QS-H150 provides very high levels of operational availability. The QS-H150 has been proven to perform well in a wide variety of temperatures and challenging environments, from humid jungles to dry, sand swept deserts.

About Quantum Sniffer™ QS-B220 Desktop Explosives & Drugs Trace Detector

The Quantum Sniffer QS-B220 uses Ion Mobility Spectrometry (IMS) to rapidly detect and identify trace amounts of a wide variety of military, commercial, and homemade explosives, as well as drugs. Featuring a radioactive material-free design, push-button maintenance and diagnostics, and internal automatic self-calibration, the QS-B220 brings new levels of performance and convenience to desktop trace detection users with unsurpassed ease of use.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for Security, Safety, and Defense (SS&D) markets. The Company has developed proprietary technologies used in its commercial explosive and narcotics trace detection systems which ship to a growing number of locations domestically and internationally. Implant Sciences’ QS-H150 portable explosives trace detector has received Qualified Anti-Terrorism Technology Designation and the Company’s QS-B220 desktop explosives and drugs trace detector has received a Developmental Testing & Evaluation (DT&E) Designation by the U.S. Department of Homeland Security under the Support Anti-terrorism by Fostering Effective Technology Act of 2002 (the SAFETY Act). For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that our explosives detection products and technologies (including any new products we may develop) may not be accepted by the Transportation Security Administration or by other U.S. or foreign government and law enforcement agencies or commercial consumers of security products; economic, political and other risks associated with international sales and operations could adversely affect our sales; our business is subject to intense competition and rapid technological change; the risk that we will be required to repay all of our indebtedness to our secured lender, DMRJ Group, by March 31, 2013; that if we are unable to satisfy our obligations to DMRJ and to raise additional capital to fund operations, DMRJ may seize our assets and our business may fail; the risk that we continue to incur substantial operating losses and may never be profitable; the risk that liability claims related to our products or our handling of hazardous materials could damage our reputation and have a material adverse effect on our financial results; the risks that our markets are subject to technological change and that our success depends on our ability to develop and introduce new products; the risk that we may not be able to retain our management and key employees or to identify, hire and retain additional personnel as needed; the risks that we may not be able to enforce our patent and other intellectual property rights or operate without infringing on the proprietary rights of others; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

Contact:

Implant Sciences Corporation

Company Contact:

Glenn Bolduc, CEO

978-752-1700

gbolduc@implantsciences.com

or

Investor Contact:

Laurel Moody

646-810-0608

lmoody@corporateprofile.com